UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2006

Claire's Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-08899	59-0940416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 S.W. 129th Avenue, Pembroke Pines, Florida		33027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-433-3900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

At a meeting held on June 27, 2006, the Board of Directors (the "Board") of Claire's Stores, Inc. (the "Company") approved the adoption of a compensation package for its non-employee directors recommended by the Board's Compensation Committee (the "Non-Employee Director Compensation Package"). The Non-Employee Director Compensation Package is subject to change based on an annual (or such other period deemed appropriate) review by the Compensation Committee. The Company does not pay director fees to directors who are also employees of the Company. The following is a summary description of the Non-Employee Director Compensation Package:

Cash Component

Effective as of the beginning of the Company's second fiscal quarter (April 30, 2006), the Company’s non-employee directors will receive an annual retainer of $65,000. The audit committee chairman will receive an annual retainer of $15,000 and all audit committee members, not including the chairman, will receive an annual retainer of $10,000. Other committee chairmen will receive an annual retainer of $7,500 and all members of other committees (not including the chairman) will receive an annual retainer of $5,000. All fees earned by our non-employee directors will be paid on a quarterly basis. No separate fees will be paid for meetings or actions taken by written consent.

Equity Component

The current equity component of the Non-Employee Director Compensation Package reamins in effect, which includes an annual grant of 4,600 shares of restricted stock to each non-employee director, subject to the terms and conditions described in the Form 8-K filed with the Commission on August 22, 2005. As a result, each non-employee director was granted 4,600 shares of restricted stock on June 27, 2006.

Equity Retention Guidelines

The equity retention guidelines currently in effect for non-employee directors, as described in the Form 8-K filed with the Commission on August 22, 2005, remain in effect.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Claire's Stores, Inc.

June 30, 2006	By:	/s/ Ira D. Kaplan

Name: Ira D. Kaplan
Title: Chief Financial Officer